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                                                                    EXHIBIT 10.5

                             EMPLOYMENT AGREEMENT
                             --------------------

          THIS AGREEMENT, dated November 3, 1997 (the "Agreement"), is between EarthWeb, Inc., a New York corporation ("EarthWeb"), and William Gollan (the "Employee").

          In consideration of Employee's employment with EarthWeb, Employee hereby agrees to be bound by and comply with the following terms and conditions of employment:

          Section 1.   At-Will Employment. Employee acknowledges and agrees that
                       ------------------
his/her employment status is that of an employee-at-will and that Employee's employment may be terminated by EarthWeb or Employee at any time with or without cause subject to the conditions outlined in Schedule A.

          Section 2.   Compensation. In consideration of the services to be
                       ------------
rendered hereunder, Employee shall be paid in accordance with the attached Schedule A.

          Section 3.   Employee Inventions and Ideas.
                       -----------------------------

                  (a) Employee will disclose to EarthWeb all Inventions (as herein defined). "Inventions" shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, business development strategies, marketing plans, computer software (including, without limitation, source code), computer program, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Employee solely or jointly with others during the term of Employee's employment with EarthWeb, which refer to, are suggested by, or result from any work which Employee may do during his/her employment, or from any information obtained from EarthWeb or any affiliate of EarthWeb, such that said information is obtained in the performance of duties related to employment at EarthWeb.

                  (b) The Inventions shall be the exclusive property of EarthWeb, and Employee acknowledges that all of said Inventions shall be considered as "work made for hire" belonging to EarthWeb. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by Employee for EarthWeb, Employee agrees to assign and, upon its creation, automatically assigns to EarthWeb the ownership of such material, including any copyright or other intellectual property rights in such materials, Without the necessity of any further consideration. EarthWeb shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes without additional compensation to Employee. At EarthWeb's expense, Employee will assist EarthWeb in every proper way to protect the Inventions throughout the world, including, without limitation, executing in favor of EarthWeb, or any affiliate of EarthWeb, patent, copyright, and other applications and assignments relating to the Inventions.


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          Section 4.   Proprietary Information.
                       -----------------------

                  (a) Employee will not disclose or use, at any time either during or after the term of employment, except at the request of EarthWeb or an affiliate of EarthWeb, any Confidential Information (as herein defined). "Confidential Information" shall mean all proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, business strategies and financial data and information, including but not limited to Inventions, whether or not marked as "Confidential." "Confidential Information" shall also mean information received by EarthWeb from customers of EarthWeb or other third parties subject to a duty to keep confidential.

                  (b) Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information, and equipment furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Inventions, belong to EarthWeb and shall be promptly returned to EarthWeb upon termination of employment. Following termination, the Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

          Section 5.   Limited Agreement Not to Compete.
                       --------------------------------

                  (a) While employed by EarthWeb, Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with the business of EarthWeb. Notwithstanding the foregoing, Employee may own less than two percent (2%) of any class of stock or security of any corporation which competes with EarthWeb listed on a national securities exchange.

                  (b)  While employed by EarthWeb and for a period of twelve
(12) months after the termination of Employee's employment with EarthWeb, Employee shall not, directly or indirectly, solicit for employment or employ any person who was employed by EarthWeb during Employee's employment with EarthWeb.

                  (c) For a period of twelve (12) months after the termination of Employee's employment with EarthWeb, Employee shall not, directly or indirectly:

                       (1) work as an employee, employer, consultant, agent, principal, partner, manager, officer, director, or in any other individual or representative capacity for any person or entity on a project which directly competes with a project of EarthWeb. For the purpose of this section, the term "project" is defined as any formal or informal business activity, goal, product, service, or function which is implemented or is expected to be implemented. For the purpose of this section, the term "directly competing" is defined as (a) any project which in its main capacity functions as (i) an on-line service for Internet software and site developers, in


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which the primary purpose of such on-line service is to provide such developers with a directory of third party Internet technology and/or developer resources and/or (ii) an on-line store in which the primary purpose of such is to sell or distribute third party software or products used for Internet site or software development; or (b) a project which in its main capacity develops and/or markets interactive community or conferencing products or services based on technology written in Java, excluding any person, project or entity whose on-line service or product merely incorporates a community or conferencing function as a secondary feature,

                       (2) call on, solicit, or take away for Employee or for any other person or entity any person or entity who or which was a customer of EarthWeb during Employee's employment with EarthWeb, or

                       (3) work as an employee, employer, consultant, agent, principal, partner, manager, officer, director, or in any other individual or representative capacity for any person or entity with which EarthWeb has a formal or informal consulting agreement at the time of individual's termination and through which such activity by individual, would impinge upon or interfere with in any way, EarthWeb's consulting relationship with said person or entity.

          Section 6.   EarthWeb Resources.  Employee may not use any EarthWeb
                       ------------------
equipment for personal purposes without written permission from EarthWeb. Employee may not give access to EarthWeb's offices or files to any person not in the employ of EarthWeb without written permission of EarthWeb.

          Section 7.   Injunctive Relief. Employee agrees that the remedy at law
                       -----------------
for any breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be inadequate and EarthWeb. shall be entitled to injunctive relief in addition to any other remedy at law which EarthWeb may have.

          Section 8.   Severability. In the event any of the provisions of this
                       ------------
Agreement shall be held by a court, arbitrator or other tribunal of competent jurisdiction to be unenforceable or invalid, that part will be amended to achieve as nearly as possible the same effect and the other provisions of this Agreement shall remain in full force and effect.

          Section 9.   Survival. In the event of termination of this Agreement,
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the provisions of Sections 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive.

          Section 10.  Representations and Warranties. Employee represents and
                       ------------------------------
warrants that Employee is not under any obligations to any third party which could interfere with the Employee's performance under this Agreement, and that Employee's performance of his/her obligations to EarthWeb during the term of his/her employment with EarthWeb will not breach any agreement by which Employee is bound not to disclose any proprietary information including, without limitation, that of former employers.

          Section 11. Governing Law. The validity, interpretation,
                      -------------
enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of its choice of law rules.


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          Section 12. Dispute Resolution. Except for disputes relating to or
                      ------------------
arising out of Sections 3, 4, 5 and/or 7 of this Agreement, any dispute relating to or arising out of Employee's employment at EarthWeb, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the AAA Employment Dispute Arbitration Rules and Procedures, as amended by this Agreement. Employment disputes include, but are not limited to, all claims, demands or actions under Title VII of the Civil Rights Act of 1964, Civil Rights Act or 1866, Civil Rights Act of 1991 and all amendments to the aforementioned, and any other federal, state, or local statute or regulation or common law regarding employment discrimination in employment or the termination of employment. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of preparing and presenting its case. The arbitration shall take place in the Borough of Manhattan, in the City of New York, in the State of New York. The arbitration shall be conducted in strict confidence. In no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages or attorneys' fees. The arbitrator's decision shall be based upon the substantive law of the State of New York. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. The parties hereby agree that any federal or state court sitting in New York City in the State of New York is a court of competent jurisdiction. This paragraph does not limit EarthWeb's right to seek monetary damages and injunctive relief in any state or federal court sitting in the New York City in the State of New York Jurisdictional, venue and inconvenient forum objections to which are hereby waived by both parties) in the event that a dispute relates to or arises under Sections 3, 4 or 5 of this Agreement.

          Section 13.  Modification. EarthWeb reserves the right to modify the
                       ------------
terms of this Agreement on a quarterly basis, subject to notice and acknowledgment by the Employee of such modifications. Notice of any such modifications shall be presented to the Employee for acknowledgment and shall be attached as Schedule B.

          Section 14.  General. This Agreement supersedes and replaces any
                       -------
existing agreement entered into by Employee and EarthWeb relating generally to the same subject matter, and may be modified only in a writing signed by EarthWeb. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein.

AGREED TO BY:                             /S/ WILLIAM GOLLAN
                                          -----------------------------------
                                                  NAME OF EMPLOYEE

By:  /S/ JACK D. HIDARY                     By:    WILLIAM GOLLAN
     -------------------------------            -----------------------------
Title:   CEO / PRESIDENT                    Title: SENIOR VICE PRESIDENT
      ------------------------------              ---------------------------
Date:    11/3/97                            Date:  11/3/97
     -------------------------------             ----------------------------


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                                  SCHEDULE A

1.  Definitions.
    ------------

The Developer.com division:  The Developer.com division is the operating
--------------------------
business unit for Developer.com. This unit serves the developer community though online and offline resources which at this time include, but are not limited to: on ' line editorial content, an online store, an offline book series, international versions of the Web site, push channel versions, JARS and Gamelan. The various components of the7DFeveloper.com business may change over time.

Milestone A:  The Developer.com division achieves at least sixty percent (60%)
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of projected monthly revenues (as attached to this schedule through June 30,
1998 and as provided below for beyond that date) for 3 consecutive months. If the actual total revenue achieved for a 3 month period is sixty percent (60%) or more of the revenue projected for that period, Milestone A shall be deemed to have been met so long as in any one month no less than fifty percent (50%) of the revenue projections for that month were achieved.

Milestone B:  The Developer.com division achieves at least ninety percent (90%)
-----------
of projected monthly revenues (as attached to this schedule through June 30, 1998 and as provided below for beyond that date) for 3 consecutive months. If the actual total revenue achieved for a 3 month period is ninety percent (90%) or more of the revenue projected for that period, Milestone B shall be deemed to have been met so long as in any one month no less than seventy percent (70%) of the revenue projections for that month were achieved.

Milestone C:  Developer.com achieves profitability for at least 3 consecutive
-----------
months. In calculating profitability, all expenses including overhead shall be included with the exception of capital expenditures.

2.  Compensation.
    ------------

(a)  Annual Compensation.
     --------------------

EarthWeb shall pay to Employee for the services to be rendered hereunder a base salary at an annual rate of One Hundred and Thirty-Seven Thousand Five Hundred Dollars (US $137,500) This salary shall increase as follows upon certain Milestones being achieved:

     Upon reaching Milestone A: increase to US $145,000
     Upon reaching Milestone B: increase to US $160,000
     Upon reaching Milestone C: an increase of US$25,000 in annual pay rate if Employee's salary is below US$150,000 at the time that Milestone C is reached; an increase of US$15,000 in annual pay rate if Employee's salary is at or above US$150,000 at the time that Milestone C is reached. If Milestone B is achieved at the same time as Milestone C, the increase of US$15,000 shall apply.


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The salary increase shall be taken into account in determining whether a particular Milestone has been reached. For example, Milestone A has not been reached if the definition of Milestone A is no longer satisfied upon Employee's salary increase being taken into account.

If a Milestone is reached but the performance of the Developer.com division subsequently reverts to pre-Milestone performance, EarthWeb reserves the right to review and adjust Employee's salary going forward so that it is at the appropriate pre-Milestone level.

Employee's salary shall be payable in periodic installments in accordance with EarthWeb's usual practice. Salary increases shall take effect within two pay periods of a new Milestone having been reached and EarthWeb's Finance department having been notified in writing by Employee that the Milestone has been reached. Salary increases shall not be retroactive.

(b)  Bonus Compensation.
     -------------------

Employee will be eligible to receive bonus compensation ("Bonus") upon achieving to EarthWeb's satisfaction certain performance goals set by EarthWeb. Any bonus compensation shall be earned on a quarterly basis but paid to Employee on a semi-annual basis.

November 1997 and December 1997 Plan

For November and December of 1997 only, Employee shall receive a total Bonus of US$4,000 to be paid out to Employee in the January 15 payroll if each of the following goals are accomplished to EarthWeb's satisfaction by December 31, 1997:

1.  Develop a detailed budget and plan for 1998.
2.  Ensure that a viable ad management system is in place and working.
3. Produce for each staff member on Developer.com a job description and goal statement.
4.  Roll out new site GUI
5.  Implement ZD reciprocal edit agreement
6.  List rental process and contracts completed
7. Hire at least one additional ad/private label sales person, to be approved by EarthWeb, for site (or have one transferred from another EarthWeb division with EarthWeb's approval).

A pro-rated portion of the Bonus shall be paid out if at least four of the above goals have been met to EarthWeb's satisfaction.

First and Second Quarter 1998 Plan

For the first and second quarters of 1998 only, Employee will be eligible for a Bonus of US$6,250 if seventy-five percent (75%) of the revenue goals (as attached to this schedule) for Developer.com division are met for those quarters. Employee will be eligible for an additional Bonus of US$5,000 per quarter if the actual revenues of the Developer.com division for the first and second quarters of 1998 are equal or greater than the projected revenue figures for those quarters.


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Third and Fourth Quarter 1998 Plan

For the third and fourth quarters of 1998 only, Employee will be eligible for a Bonus of US$6,250 per quarter if one hundred percent (100%) of the revenue goals for the Developer.com division are met for those quarters. If such revenue goals are not met for those quarters, Employee will remain eligible for a pro-rated share of the Bonus based on revenues for those quarters so long as not less than eighty percent (80%) of revenue goals for those quarters were met. Employee will be eligible for an additional Bonus of US$5,000 per quarter if quarterly revenues exceed by twenty-five percent (25%) projected revenue's for that quarter.

Within thirty days following execution of this Agreement, EarthWeb shall transmit to Employee the quarterly revenue goals for the first and second quarters of 1998 as well as for November and December of 1997. Thereafter, EarthWeb will provide Employee with the revenue goals for subsequent quarters as such subsequent quarters approach and following discussions with Employee (although revenue goals are to be in EarthWeb's sole discretion). In the event that EarthWeb has failed to provide Employee with quarterly revenue goals for an approaching quarter by the Monday before such quarter is to begin, Employee agrees to request in writing to the CEO of EarthWeb that such goals be established.

(c)  Stock Options.
     --------------

Employee shall receive an initial grant of an option to purchase 24,000 shares of EarthWeb common stock, which option will be subject to the terms and conditions set out in the Stock Option plan and relevant granting agreements.

An additional grant of an option to purchase 6,000 shares of EarthWeb common stock (representing .1946 percent of the company's outstanding common stock on a converted basis) will occur upon closing and funding of a strategic investment deal for Developer.com, resulting in net proceeds of not less than Three Million Five Hundred Thousand Dollars (US$3,500,000) in cash to EarthWeb and/or its subentities by March 31, 1998, provided that Employee is determined to be the lead negotiator and deal maker for such transaction, such determination to be made by EarthWeb in its sole discretion.

If Developer.com is spun out of EarthWeb within and Developer.com adopts its own stock option plan, Employee agrees that, upon such adoption, Employee's options hereunder shall be exchanged for options in Developer.com having the terms and conditions to be set out by the Developer.com stock option plan and relevant granting agreements.

All grants of options are contingent upon entering into an options agreement with EarthWeb (or Developer.com if there is a spin-out).

(d)  Severance.
     ----------

In the event that EarthWeb terminates Employee without cause, EarthWeb shall (i) pay Employee all compensation, benefits, and vacation, personal and sick days accrued through the date of such termination; and (ii) accelerate Employee's stock options in accordance with the


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terms of the Stock Option plan and relevant granting agreements. In addition, in the event that EarthWeb terminates Employee without cause and Employee has been employed by EarthWeb for less than eighteen months, EarthWeb shall pay Employee for six months at the rate at which he is being paid at the time plus base bonus. If Employee at the time of termination without cause has been employed by EarthWeb for eighteen months or more, but less than thirty months, EarthWeb shall pay Employee for nine months at the rate at which he is being paid at the time plus base bonus. If Employee at the time of termination without cause has been employed by EarthWeb for thirty months or more, Company shall pay Employee for twelve months at the rate at which he is being paid at the time plus base bonus. All such payments shall be made in equal installments on a twice-monthly basis.

Termination shall be without cause if termination is for reasons other than criminal or other inappropriate conduct, negligence or Employee's failure to perform his responsibilities to EarthWeb's satisfaction with regard to the operations, financing or other relevant aspects of Developer.com. If Employee resigns, it shall be considered termination for cause and no severance payments shall be made, provided that if (i) Employee resigns within thirty days of a President/COO being installed to supervise Employee in a new entity that is dedicated solely to Developer.com and (ii) someone other than Jack D. Hidary, Murray Hidary or Nova Spivack is named as the President/COO, Employee will be eligible to receive severance payments in accordance with the terms and conditions of this subsection d.

(e)  Title

Employee's title shall be Senior Vice-President of Online Services. Employee shall be responsible for profit/loss, operations, financing and other relevant aspects of Developer.com. Employee shall establish plans and budgets for the project in coordination with senior management and shall submit such plans to the President/CEO for approval. Employee shall prepare reports requested by management and make presentations at the request of the President/CEO to the Board of Directors, the financial community and the public in coordination with senior management. Employee shall report to the President/CEO. Employee shall also assist in other general management issues and projects as requested by the President/CEO.

(f)  Signing bonus

A one-time signing bonus of US$42,500 to be paid within thirty days of signing of this contract or at Employee's discretion, in the first quarter of 1998. If Employee is terminated with cause or resigns within the first year of employment, this bonus is to be returned on a pro-rated basis.

(g)  Apartment

Company shall continue to pay for Employee's New York apartment at a cost of US$2,500 per month until a) June 30, 1998 b) the sale of Employee's New Hampshire house, whichever is earlier. Employee shall be responsible for all finder's fees, moving and other costs associated with such apartment.

(h)  Consulting Agreement


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The parties agree that, upon execution of this Agreement, the previously-
executed Consulting Agreement between the parties shall terminate, provided that
(i) any provisions of the Consulting Agreement which, under the terms of the Consulting Agreement, survive termination of the Consulting Agreement shall so survive such termination and (ii) the Consulting Agreement's grant to William Gollan of an option to purchase 500 shares of EarthWeb common stock shall survive, subject to the terms and conditions set out in the Consulting Agreement, the Stock Option plan and relevant granting agreements.

(i)  Deadline

The terms set forth in this Schedule A are contingent upon the parties' execution of this Agreement by Monday, November 3, 1997.


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